Exhibit 99.1

Q3 2011 Selected Operating and Financial Results

Unitymedia Delivers Record Quarter in RGU Growth

Cologne, Germany – November 3, 2011. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three and nine months ended September 30, 2011. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release is available on Unitymedia´s (www.unitymedia.de) and Liberty Global´s (www.lgi.com) websites. In addition, Unitymedia’s unaudited interim financial statements with the accompanying notes are expected to be posted to both websites prior to the end of November 2011.

The financial and operating information presented for the nine months ended September 30, 2010 is presented on a pro forma basis. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 9. Operating and financial highlights for the three months (“Q3”) and nine months (“9M”) ended September 30, 2011, as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Best quarterly RGU performance in company history with total RGU net additions of 131,400 in Q3 2011, a 65% increase as compared to Q3 2010

•	Speed leadership and HD/DVR driving accelerated upsell of advanced services into existing video base:

o	Broadband internet base grew by 69,600 RGUs during Q3 2011, a 57% year-over-year improvement and the strongest quarterly growth ever

o	Telephony tracking internet take-up as telephony base increased by a record 68,900 RGUs during Q3 2011

o	Digital video cable RGUs now represent 38% of video base after adding 55,400 RGUs during Q3 2011

Financial Results:*

•	Revenue grew 10% to €260 million in Q3 2011 and 9% to €758 million for 9M 2011

•	Monthly ARPU per customer relationship in Q3 2011 improved 10% to €16.70

•	Adjusted EBITDA increased by 14% to €155 million in Q3 2011 and 18% to €455 million for 9M 2011, representing margins of 60% for both periods

•	Loss from continuing operations was €49 million and €122 million for the three and nine months ended September 30, 2011, respectively

•	Capex represented 26% of revenue for both Q3 2011 and the 9M 2011

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-10.

Unitymedia Operating Statistics Summary

	As of and for the three months ended September 30,
	2011 Historical	2010 Historical	Change

Footprint
Homes Passed(2)	8,706,400	8,832,600	(1%)
Two-way Homes Passed(3)	8,254,200	8,232,800	*

Subscribers (RGUs(4))
Analog Cable(5)	2,772,800	3,007,800	(8%)
Digital Cable(6)	1,688,700	1,491,700	13%
Total Video	4,461,500	4,499,500	(1%)
Internet(7)	964,200	726,400	33%
Telephony(8)	961,400	726,200	32%
Total RGUs	6,387,100	5,952,100	7%

Quarterly RGU Net Additions/(Losses)
Analog Cable	(62,500)	(45,400)	(38%)
Digital Cable	55,400	36,200	53%
Total Video	(7,100)	(9,200)	23%
Internet	69,600	44,400	57%
Telephony	68,900	44,400	55%
Total RGU Net Additions	131,400	79,600	65%

Penetration
Digital Cable as % of Total Video Subs(9)	37.9%	33.2%	470bp
Internet as % of Two-way Homes Passed(10)	11.7%	8.8%	290bp
Telephony as % of Two-way Homes Passed(10)	11.6%	8.8%	280bp

Customer Relationships
Customer Relationships(11)	4,557,100	4,559,200	*
RGUs per Customer Relationship	1.40	1.31	7%

Customer Bundling
Single-Play	78.5%	83.7%	(520bp)
Double-Play	2.9%	2.0%	90bp
Triple-Play	18.6%	14.3%	430bp

Quarterly ARPU (€)(12)
ARPU per Customer Relationship	16.70	15.17	10%

* Less than 1%
For footnote disclosure, please refer to pages 9-10.

Subscriber Statistics

At September 30, 2011, we served 4.6 million customers in the German federal states of NRW and Hesse a total of 6.4 million services, consisting of 4.5 million video, 964,200 internet and 961,400 telephony subscriptions. The third quarter of 2011 was the best quarter in Unitymedia´s history in terms of subscriber growth, as we added 131,400 RGUs, a 65% increase over our third quarter 2010 RGU additions of 79,600. This step increase in year-on-year RGU growth was a result of accelerated internet and telephony RGU growth and an ongoing stable trend in our basic video base. During the twelve months ended September 30, 2011, we added 435,000 RGUs in total, a 37% increase over our RGU additions in the twelve months ended September 30, 2010. At September 30, 2011, advanced services, consisting of digital cable, internet and telephony, accounted for 57% of our total RGU base, as compared to 49% at September 30, 2010. At the same time, 19% of our customer base subscribed to our Unity3play bundles and 3% opted for double-play services. Bundling penetration within our customer base reached 1.40 RGUs per customer relationship at September 30, 2011, which translated into an ARPU per customer relationship of €16.70 for Q3 2011, a 10% improvement over Q3 2010.

Our 4.5 million video subscriber base in the third quarter of 2011 consisted of 2.8 million analog and 1.7 million digital subscribers. During the third quarter of 2011, we lost 7,100 video RGUs, representing the lowest churn within a quarter since the second quarter of 2009. The decrease in our analog video customer base was largely offset by the addition of 55,400 digital cable RGUs during the quarter ended September 30, 2011. The increase in digital cable RGUs was primarily driven by the continued take-up of Unity3play, which includes digital cable, broadband internet and telephony services, and the traction with our premium pay TV, HD and DVR services as these are increasingly bundled into our premium tier Unity3play bundles and consumers increasingly value our additional digital offerings to the basic video subscription. In late September, we launched a special offer for customers with digital cable access: Selected pay TV channels are available free of charge for seven days each on a “taster channel”. By giving basic digital subscribers selected insights into our additional pay TV offerings showing series, films, documentaries, music and sport, we encourage them to order additional pay TV content. Beginning November 2011, we started to carry the key HD channels from private broadcaster ProSiebenSAT1 group on our network and, as an introductory offer, our digital TV customers with a suitable HD set-top box or CI+ module can sample the ProSieben, SAT.1 and kabel eins channels in HD quality for the first few months at no extra cost.

During the third quarter of 2011, we continued our “DSL switcher” campaigns while emphasizing our speed advantage over DSL. New subscribers still enjoy free double- and triple-play services for up to six months if their existing DSL contract has a remaining life of over three months. Due in part to this attractive offer and the increasing momentum that we have experienced in our business, we delivered our best take-up of bundled broadband services in the company´s history. As a result, we added 69,600 internet and 68,900 telephony RGUs during the third quarter, which represented improvements of 57% and 55%, respectively, as compared to the prior year periods. The growth in these product segments was fueled by strong brand awareness, superior broadband speeds relative to DSL, increased retail presence, increasing referral rates to neighbors and friends and a compelling triple-play value proposition.

Superfast broadband internet services based on the EuroDOCSIS 3.0 technology are now available in 84% of our footprint, including rural areas in NRW and Hesse, enabling households to subscribe to internet services with speeds of up to 128 Mbps. As 3.6 million of our existing subscribers are still single play and mainly video only, we still have a significant potential to upsell this group. With over 70% of new subscribers opting for all three services, we see considerable runway for growth.

Financial Results

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Financial Results(1) for the Three and Nine months ended September 30, 2011 and 2010 Based on EU-IFRS*

	Three months ended September 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Historical	Change

Revenue	259.5	234.9	10%

Adjusted EBITDA(13)	154.7	135.8	14%

Capital Expenditures (“CapEx”)(14)	68.2	70.6	(3%)

Key Financial Metrics
Adjusted EBITDA Margin(15)	59.6%	57.8%	180bp
CapEx as % of Revenue	26.3%	30.1%	(380bp)

	Nine months ended September 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma	Change

Revenue	757.7	692.9	9%

Adjusted EBITDA(13)	454.7	385.5	18%

CapEx (14)	199.7	185.8	7%

Key Financial Metrics
Adjusted EBITDA Margin(15)	60.0%	55.6%	440bp
CapEx as % of Revenue	26.4%	26.8%	(40bp)

Revenue for the three and nine months ended September 30, 2011, amounted to €259.5 million and €757.7 million, reflecting increases of 10% and 9%, respectively, over the corresponding periods in 2010. These increases were primarily due to increased revenue from our advanced services, in particular the accelerated take-up of our Unity3play product bundles and the increased traction of our value-added digital services, especially our HD/DVR. The increase in our advanced services was partially offset by a decrease related to basic video subscriber churn resulting from competition.

Adjusted EBITDA for the three and nine months ended September 30, 2011, increased by 14% and 18% year-on-year to €154.7 million and €454.7 million, respectively. This Adjusted EBITDA growth was driven by the increase in advanced services revenue noted above as well

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* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

as lower bad debt and network related costs. This increase was partially offset by higher discounts as a result of promotional periods associated with our “DSL switcher” campaign and higher call center costs as a result of the RGU growth.

Our Adjusted EBITDA margin for the three months ended September 30, 2011 was 59.6%, as compared to 57.8% for the three months ended September 30, 2010. Similarly, our Adjusted EBITDA margin for 9M 2011 increased 440 basis points to 60.0%.

Capital expenditures for the three months ended September 30, 2011, were €68.2 million or 26.3% of revenue, as compared to €70.6 million or 30.1% of revenue for the three months ended September 30, 2010. The €2.4 million decrease in capital expenditures was due in part to lower network upgrade and improvement projects, delayed timing of certain projects and phasing of cash payments related to strong September subscriber growth, offset by higher spend for customer premise equipment due to the accelerated growth of our advanced services, as well as related in-home wiring upgrade costs for broadband and HD/DVR services.

For 9M 2011, our capital expenditures were €199.7 million or 26.4% of revenue, compared to €185.8 million or 26.8% of revenue. This increase was due to the higher RGU growth and related expenditures. As a result of the strong momentum of our advanced services and the phasing of some IT and platform projects into the fourth quarter, we expect that our capital expenditures for the full year 2011 will range from 28-30% of revenue, as compared to the previously disclosed range of 25-27%.

As of September 30, 2011, our network was 95% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of September 30, 2011:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	628.3	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated dates:

	September 30, 2011	December 31, 2010
	in € millions

Revolving Credit Facility, of which drawn	—	80.0
Euro Senior Secured Notes due 2017, Net of Issuance Discount	1,404.6	1,402.3
USD Senior Secured Notes due 2017, Net of Issuance Discount	617.3	620.2
Senior Notes due 2019, Net of Issuance Discount	651.2	650.5
Finance Lease Obligations	5.0	4.6
Subtotal	2,678.1	2,757.6

Capitalized Transaction Costs and Accrued Interest, net	18.0	(46.0)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,696.1	2,711.6

Cash and Cash Equivalents	(14.3)	(58.7)
Net Debt(17)	2,681.8	2,652.9

About Unitymedia

Unitymedia is the second largest cable operator in Germany in terms of video subscribers and is a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our 4.6 million customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of September 30, 2011, Unitymedia served approximately 4.5 million video subscribers (including 1.7 million digital video subscribers), 1.0 million internet subscribers and 1.0 million telephony subscribers over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our projection of higher capital expenditures as a percentage of revenue for the full year 2011 and assessment of the reasons therefor; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three and nine months ended September 30, 2011 prior to the end of November 2011, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia		Corporate Communications – Unitymedia
Christian Fangmann	49221.37792.151	Katrin Köster	49221.37792.159

Investor Relations – Liberty Global
Christopher Noyes	1303.220.6693
Molly Bruce	1303.220.4202

Key Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended September 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Historical

Revenue	259.5	234.9

Adjusted EBITDA(13)	154.7	135.8
Depreciation and Amortization Expense	(103.6)	(75.7)
Restructuring Costs and Other Operating Charges	—	(0.9)
Stock-Based Compensation	(0.2)	—
Related Party Fees and Allocations(18)	(13.7)	(5.8)
Earnings Before Interest and Taxes (EBIT)	37.2	53.4

Net Financial and Other Expense	(79.3)	(83.1)
Income Tax Benefit (Expense)	(6.4)	27.0
Loss from Continuing Operations	(48.5)	(2.7)

CapEx (14)	68.2	70.6

Adjusted EBITDA Margin(15)	59.6%	57.8%
CapEx as % of Revenue	26.3%	30.1%

	Nine months ended September 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma

Revenue	757.7	692.9

Adjusted EBITDA(13)	454.7	385.5
Depreciation and Amortization Expense	(288.7)	(261.1)
Restructuring Costs and Other Operating Charges	(0.5)	(24.9)
Stock-Based Compensation	(0.2)	—
Related Party Fees and Allocations(18)	(26.7)	(17.4)
EBIT	138.6	82.1

Net Financial and Other Expense	(243.6)	(227.6)
Income Tax Benefit (Expense)	(16.8)	15.2
Loss from Continuing Operations	(121.8)	(130.3)

CapEx (14)	199.7	185.8

Adjusted EBITDA Margin(15)	60.0%	55.6%
CapEx as % of Revenue	26.4%	26.8%

Footnotes

(1)
Unitymedia, formerly UPC Germany GmbH, is a subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 15, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the “Unitymedia Senior Notes”) in connection with Unitymedia’s then potential acquisition of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the “Unitymedia Merger”). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia’s January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the “Liberty Global Transaction”), has been given effect as of January 28, 2010 in the historical consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the historical financial statements of Unitymedia (a) do not cover periods prior to its October 15, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release for the nine-month period ended September 30, 2010 is presented on a pro forma basis assuming that the Unitymedia Merger, the Liberty Global Transaction and the refinancing of Old Unitymedia´s debt had all occurred on January 1, 2010. Accordingly, the historical results and financial position (each as adjusted for the new basis of accounting), and the capital expenditures and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. The pro forma amounts for Unitymedia for the 2010 period ended on January 27, 2010, are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia's arena segment. As a result, Old Unitymedia’s arena segment is presented as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations.

(2)
Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network.

(6)
Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)
Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of September 30, 2011, our Internet Subscribers include approximately 5,900 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)	Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(9)	Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)
Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. Under EU-IFRS,

EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net profit (loss) from continuing operations, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our net profit (loss) from continuing operations are presented on page 8.

(14)	CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement.

(15)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.3449 as of September 30, 2011.

(17)
Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charge from parent for general support and administration services rendered.